EXHIBIT 99.5

Press Release

Date: December 16, 2005

AVENUE GROUP ANOUNCES UPDATE ON AGREEMENT TO ACQUIRE INTERESTS IN OIL AND GAS ACREAGE IN COLOMBIA

New York.   December 16, 2005.   Avenue Energy Inc., a subsidiary of Avenue Group Inc (AVNU) announced today that it has allowed its option with Geoproduction Oil and Gas, Inc. to acquire a 45% interest in the Esperanza Contract, to expire. In October of this year, Avenue and Geoproduction entered into a Letter of Intent (LOI) whereby Avenue had an option to earn a 45% interest in the contract area by paying certain bonuses to Geoproduction and fulfilling its share of the work program under the Contract. The LOI was subject to further technical and legal due diligence to be carried out by Avenue. In November, Avenue sent a technical team to Colombia to carry out a detailed review of the contract area.  The results of this work have been under review and discussion with Geoproduction. While Avenue's due diligence team felt that the contract area had merit for establishing gas reserves, it also recommended that certain provisions of the agreement be reexamined.  Unfortunately, Avenue and Geoproduction were unable to reach agreement on these recommendations and has ceased discussions with Geoproduction.

Norman Singer, exploration head of Avenue Energy said, "While we are disappointed that we were unable to reach final agreement with Geoproduction to work together to develop the Esperanza area, we are still enthusiastic about upstream opportunities in Colombia and will be pursuing other exploration and production plays in the Area. We expect to return to Bogota after the first of the year to renew discussions with other operators and will consider opening our own technical office in Bogota."

Certain statements in this announcement including statements such as "believes," "anticipates," "expects" and all similar statements regarding future expectations, objectives, intentions and plans for oil and gas exploration, development and production may be regarded as "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Management's current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of Avenue Group to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements. The various uncertainties, variables, and other risks include those discussed in detail in the Company's SEC filings, including the Annual Report on Form 10-KSB, for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the period ended September 30, 2005. Avenue Group Inc. undertakes no duty to update or revise any forward-looking statements. Actual results may vary materially.

For further information, please visit our website at www.avenuegroupinc.com or contact Levi Mochkin at (888) 612-4188 ext 4 or Norman Singer ext 5 or email avenuegroup@gmail.com